Exhibit 10.8

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation
Effective January 1, 2015, directors of Kadant Inc. (the “company”) who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000, payable in equal monthly installments.

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An additional annual retainer for our non-executive chairman of the board of $60,000, payable in equal monthly installments. Prior to 2015, the non-executive chairman of the board received an annual retainer of $50,000.

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An additional annual retainer for chairmen of the following committees: audit committee - $10,000 (increased from $8,000); compensation committee - $7,500 (increased from $4,000); nominating and corporate governance committee - $5,000 (increased from $2,500); and risk oversight committee - $5,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.
We do not provide any meeting fees to our directors for their board service. All annual retainers are paid in equal monthly installments.
Restricted Stock Units
Each of our non-employee directors also receives an annual award of 5,000 stock-settled restricted stock units (“RSUs”), distributable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of the company’s fiscal quarters during the year.
Prior to 2015, each of our non-employee directors also received an award of 10,000 stock-settled RSUs that vests only in the event that a change-in-control of our company occurs prior to the last day of the first quarter of 2015. Each of our non-employee directors has received a new five-year award of 10,000 cash-settled RSUs that vests and is distributable in cash only in the event that a change-in-control of our company occurs during the period beginning on the first day of the second quarter of fiscal 2015 and prior to the last day of the first quarter of 2020. Each cash-settled RSU is the economic equivalent of one share of common stock.
All awards are made under our company’s stockholder-approved equity incentive plans. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the recipient is no longer a member of our board of directors on the vesting dates for any reason other than a change-in-control of the company. The terms and conditions governing these awards are stated in the form of restricted stock unit award agreement for non-employee directors filed as exhibits to the company’s annual report on Form 10-K.
Stock Ownership Guidelines
Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s common stock equivalent in value to three times their annual cash retainer. Compliance with the guidelines is measured annually following the close of the fiscal year, and directors have five years from the later of adoption of our stock ownership guidelines or their appointment as a director to attain compliance.